Exhibit 10.52

Date:	December 7, 2007
To:	Susan Marsch
From:	Fran Barton
Cc:	Mark Green
Subject:	2007-08 Turnaround Bonus and Stock Award - CONFIDENTIAL

I want to thank you for your contributions to UTStarcom and acknowledge you as an integral member of the senior management team. These past months have been challenging and have required a tremendous amount of time and effort from all of us. Achieving success in the strategic recovery plan is paramount for the success of UTStarcom. Your leadership will be integral in achieving this turnaround.

In recognition of your ongoing commitment to UTStarcom you are eligible to receive a bonus paid out in two installments, subject to achieving the milestones outlined below and sustaining the performance requirements of your position.   The bonus is designed to reward performance and support achievement of the company’s turnaround goals.

Your on target bonus is 35% of your base salary to be paid out as follows:

1.               50% is scheduled for payment on March 15, 2008, upon completion of your Q4 07 goals as outlined in the attached worksheet.

2.               The remaining 50% payment will be paid in early Q4, subject to the following company performance hurdles and multipliers, and successful completion of your Q1-Q3 08 goals as outlined in the attached worksheet

Operating Income Achievement (Q1-Q2 08 Budget)	Q4 Bonus Multiplier*
<75%	0%
75%	75%
100%	100%
125%	125%
>125%	125%

* Prorated linearly between 75% and 125%

3.               Your actual bonus payment will be determined based upon the company’s assessment of your performance against these goals and the operating income metrics above (example follows).You must be employed by the company on the projected payment dates to be eligible for payment. In the event that changes occur as a result of changes in UTStarcom business conditions, modifications to these terms may be required.

Example

a.               1st payment: If you meet 75% of your Q4 goals, your expected bonus will be calculated as follows: Bonus = Base Salary x 35% x 75%

b.              2nd payment: If you meet 80% of your Q1-Q3 goals, and the company beats it’s budgeted operating income by 20%, your 2nd bonus payout would be calculated as follows: Bonus = Base Salary x 35% x 80% x 120%

This bonus replaces your 2007 performance bonus which would have been paid out in Q1 2008. A 2008 year-end performance bonus review will take place as usual in Q1 2009 based on the full 2008 year performance.

Stock Award

Additionally, I am pleased to let you know that you have been issued 40,000 Restricted Stock Units. These RSUs will vest 25% on February 29, 2008 and 25% annually thereafter.

I would like to remind you that we expect you to treat your compensation changes in the strictest confidence. We value your contributions to UTStarcom and thank you for your continuing efforts to re-build our leadership position.

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